SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 1, 1998


                             Price Enterprises, Inc.
             (Exact name of registrant as specified in its charter)


       Maryland                     0-20449                    33-0628740
    (State or other               (Commission               (I.R.S. Employer
     jurisdiction                 File Number)              Identification No.)
   of incorporation)


                     4649 Morena Blvd., San Diego, CA 92117
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (619) 581-4530


                                   Page 1 of 7
                             Exhibit Index on Page 5


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     This  Current  Report on Form 8-K is filed by Price  Enterprises,  Inc.,  a
Maryland corporation (the "Company"), in connection with the matters described herein.

Item 2.  Acquisition or Disposition of Assets.

     On May 1, 1998, the Company acquired a four-building, 300,000 square-foot office complex on the Highway 50 corridor of Sacramento, California for $35,551,000 in cash. The project, completed in 1995, is fully occupied under long-term leases by two subsidiaries of AT&T Corp. and by Level One Communications, Inc.

     The Company funded the acquisition through available cash and an advance of $14,575,000 under its $75,000,000 unsecured revolving credit facility with Union Bank of Switzerland. The initial interest rate is LIBOR plus 80 basis points (currently 6.46%). In connection with the acquisition of the office complex, the Company incurred certain transaction costs that will be capitalized into the value of the office complex and that are not reflected in the acquisition price described above.

     The Company acquired the properties from Ivanhoe-Bradshaw L.L.C., a California limited liability company controlled by Sol Price ("Ivanhoe-Bradshaw"). Sol Price is a significant stockholder of the Company and the father of Robert E. Price, the Company's Chairman of the Board. In addition, James F. Cahill, a member of the Company's Board of Directors, serves as Manager of Ivanhoe-Bradshaw and previously held membership interests in
Ivanhoe-Bradshaw. On April 1, 1998, Mr. Cahill sold all of such membership interests to a trust controlled by Sol Price.

     The purchase price for the office complex was approximately 8% below the value determined by an independently prepared appraisal commissioned by the Company at the request of members of the Board of Directors other than Robert E. Price and James F. Cahill. Messrs. Price and Cahill did not participate in any discussions regarding the transaction and abstained from voting on the transaction. The Board of Directors (with Messrs. Price and Cahill abstaining) approved the transaction following receipt of the appraisal.

     In assessing the acquisition of the office complex, the Company considered, among other factors, the location and occupancy rates of the buildings comprising the office complex, the quality of the tenants (including the tenants' credit quality), comparative rents and the Company's existing presence in Sacramento. The Company also assessed potential expenses associated with owning and operating the office complex, including among other factors, estimated maintenance expenses, capital improvement costs and other operating expenses.

     On May 26, 1998, the Company acquired a 1,550 unit, 242,000 square-foot self storage facility in San Diego, California for $17,750,000. The purchase price included an adjacent 4.5 acre parcel which will provide additional development opportunities to the Company.

     The Company funded the acquisition through (i) cash of $2,800,000; (ii) an advance of $6,000,000 under its $75,000,000 unsecured revolving credit facility with Union Bank of Switzerland; and (iii) the assumption of an existing secured first trust deed of $8,950,000 with a fixed interest rate of 9%. The initial interest rate under the unsecured revolving credit facility is LIBOR plus 80 basis points (currently 6.46%).

     The Company acquired the property from Mini Max Properties L.L.C., a California limited liability company. The purchase price for the self storage facility was determined through negotiations with the seller, an unrelated party.

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     In assessing  the  acquisition  of the self storage  facility,  the Company considered, among other factors, the location and occupancy rates of the units comprising the facility, comparative rents and the potential future cash flows. The Company also assessed potential expenses associated with owning and operating the self storage facility, including among other factors, estimated maintenance expenses, capital improvement costs and other operating expenses.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (b)  Financial Statements of Real Estate Properties Acquired.

     It was impracticable for the Company to provide the financial statements of the acquired real estate properties required hereunder at the time of filing of this Report. The Company intends to file the required financial statements as an amendment to this Report as promptly as practicable, but in any event no later than 60 days following the date of filing of this Report.

     (b)  Pro Forma Financial Information.

     It was impracticable for the Company to provide the pro forma financial information required hereunder at the time of filing of this Report. The Company intends to file the required pro forma financial information as an amendment to this Report as promptly as practicable, but in any event no later than 60 days following the date of filing of this Report.

     (c)  Exhibits.

     99.1 Press Release, dated May 4, 1998, issued by Price Enterprises, Inc.
     99.2 Press Release, dated June 1, 1998, issued by Price Enterprises, Inc.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 17, 1998                                 Price Enterprises, Inc.


                                                     By:  /s/ Jack McGrory
                                                          ---------------------
                                                          Jack McGrory
                                                          President and Chief
                                                          Executive Officer

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                                  EXHIBIT INDEX

Exhibit No.                                                                 Page
-----------                                                                 ----

99.1 Press Release, dated May 4, 1998, issued by Price Enterprises, Inc.

99.2 Press Release, dated June 1, 1998, issued by Price Enterprises, Inc.


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